HEALTHWAYS, INC.

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

1.         Article III, Section 3.11 of the Amended and Restated Bylaws is hereby added as follows:

Chairman of the Board.

The Chairman of the Board of Directors, if one be elected by the Board of Directors, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as set forth herein and as the Board of Directors may from time to time prescribe.

5.	Article V, Section 5.1 of the Amended and Restated Bylaws is hereby deleted in its entirety and the following Article V, Section 5.1 is hereby inserted in lieu thereof:

ARTICLE V

OFFICERS

5.1	Number.

The officers of the Corporation shall be a Chief Executive Officer, President, one or more Vice Presidents, a Secretary, a Treasurer (collectively the “principal officers”) and such other officers as may be from time to time appointed by the Board of Directors or by the President with the approval of the Board. One person may simultaneously hold more than one office except that the President may not simultaneously hold the office of Secretary

5.2.	Appointment.

The principal officers shall be appointed annually by the Board at the first meeting of the Board following the annual meeting of the stockholders, or as soon thereafter as is conveniently possible. Each officer shall serve at the pleasure of the Board and until his successor shall have been appointed, or until his death, resignation or removal.

5.3	Resignation and Removal.

An officer may resign at any time by delivering notice to the Corporation. Such resignation is effective when such notice is delivered unless such notice specifies a later effective date.

An officer's resignation does not affect the Corporation's contract rights, if any, with the officer. The Board of Directors may remove any officer at any time with or without cause, but such removal shall not prejudice the contract rights, if any, of the person so removed.

5.4	Vacancies.

Any vacancy in an office from any cause may be filled for the unexpired portion of the term by the Board of Directors.

5.5	Duties.

(a)       Chief Executive Officer. The Chief Executive Officer shall have the general supervision over the active management of the business of the Company and shall be the chief policy making officer. He shall have the general powers and duties of supervision and management usually vested in the office of the Chief Executive Officer of a company and shall perform such other duties as the Board of Directors may from time to time prescribe.

(b)       President. If the President is not the Chief Executive Officer, then the President shall report to the Chief Executive Officer of the Company. The President shall have general charge of the business affairs and property of the Company and control over its officers, agents and employees. The President shall have the duties of supervision and management usually vested in the office of the President of a company and shall perform such other duties as the Chief Executive Officer (provided that the President is not also the Chief Executive Officer) or Board of Directors may from time to time prescribe.

(c)       Vice President. The Vice President or Vice Presidents (if any) shall be active executive officers of the Corporation, shall assist the President in the active management of the business, and shall perform such other duties as the Board of Directors may from time to time prescribe. The Board may designate a Vice President to be the chief financial officer of the Corporation, in which event such authority shall preempt the duties and responsibilities set forth herein for the Treasurer.

(d)       Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the share holders and shall prepare and record all votes and all minutes of all such meetings in a book to be kept for that purpose; he shall perform like duties for any committee when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors when required, and unless directed otherwise by the Board of Directors, shall keep a stock record containing the names of all persons who are stockholders of the Corporation, showing their place of residence and the number of shares held by them respectively. The Secretary shall have the responsibility of authenticating records of the Corporation. The Secretary shall perform such other duties as may be prescribed from time to time by the Board of Directors.

(e)       Treasurer. The Treasurer shall have the custody of the Corporation's funds and securities, shall keep or cause to be kept full and accurate account of receipts and disbursements in books belonging to the Corporation, and shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse or cause to be disbursed the funds of the Corporation as required in the ordinary course of business or as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman, the President and directors at the regular meetings of the Board, or whenever they may require it, an account of all of his transactions as Treasurer and the financial condition of the Corporation. He shall perform such other duties as may be incident to his office or as prescribed from time to time by the Board of Directors. The Treasurer shall give the Corporation a bond, if required by the Board of Directors, in a sum and with one or more sureties satisfactory to the Board for the faithful performance of the duties of his office and for the restoration to the Corporation in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

(f)        Other Officers. Other officers appointed by the Board of Directors shall exercise such powers and perform such duties as may be delegated to them.

(g)       Delegation of Duties. In case of the absence or disability of any officer of the Corporation or of any person authorized to act in his place, the Board of Directors may from time to time delegate the powers and duties of such officer to any officer, or any director, or any other person whom it may select, during such period of absence or disability.

3.         Except as otherwise set forth in this Amendment No. 1 to the Amended and Restated Bylaws, all other terms and provisions of the Amended and Restated Bylaws shall remain in full force and effect.

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